Exhibit (p)(11)

APPENDIX H

CODE OF ETHICS

AND

POLICIES GOVERNING PERSONAL SECURITIES TRANSACTIONS

I.              INTRODUCTION

High ethical standards are essential for the success of the Adviser and to maintain the confidence of clients and investors in investment funds managed by the Adviser (“clients”).  The Adviser’s long-term business interests are best served by adherence to the principle that the interests of clients come first. We have a fiduciary duty to clients to act solely for the benefit of our clients. All personnel of the Adviser, including members, directors, officers and employees of the Adviser must put the interests of the Adviser’s clients before their own personal interests and must act honestly and fairly in all respects in dealings with clients. All personnel of the Adviser must also comply with all federal securities laws. In recognition of the Adviser’s fiduciary duty to its clients and the Adviser’s desire to maintain its high ethical standards, the Adviser has adopted this Code of Ethics (the “Code”) containing provisions designed to (1) prevent improper personal trading; (2) identify conflicts of interest; and (3) provide a means to address any actual or potential conflict of interest.

Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment by the Adviser. If you have any doubt as to the propriety of any activity, you should consult with the Compliance Officer.

II.                                     DEFINITIONS

1.               Access Person means any member, director, manager, officer or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser and (i) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding portfolio holdings of any reportable fund or (ii) who is involved in making securities recommendations to clients (or who has access to such recommendations that are nonpublic).

2.               Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

3.               Beneficial ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

4.               Covered Person means any member, director, manager, officer or employee of the Adviser.

5.               Personal Account means any account in which a Covered Person has any beneficial ownership.

6.               Reportable Security means a security as defined in section 202(a)(18) of the Act (15 U.S.C. 80b-2(a)(18)) and includes any derivative, commodities, options or forward contracts relating thereto, except that it does not include:

(i)            Direct obligations of the Government of the United States;

(ii)           Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)          Shares issued by money market funds;

(iv)                              Shares issued by registered open-end funds other than registered funds managed by the Adviser or registered funds whose adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser; and

(v)                               Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, none of which are reportable funds.

7.               Restricted Security means any security that (1) a client of the Adviser owns or which the Adviser is in the process of buying or selling for a client; (2) the Adviser is researching, analyzing or considering buying or selling for a client; (3) is issued by a registered investment company managed by the Adviser; or (4) is issued by a registered investment company whose adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser. In the event that the Adviser determines to purchase any security for a client, the company/issuer of such security shall remain on the Restricted Securities list until such company may be removed from the Restricted Securities list in accordance with the following and any other procedures approved by the Compliance Officer:

•                  All securities of each company named on the Restricted Securities list, including all equity and debt securities and all derivates thereof, shall be deemed to be included on the Restricted Securities List. In other words, the Restricted Securities list need only list company names and not the names/categories/classes of each outstanding security of each such company. All securities sold short by a client shall be deemed to be “owned” by a client for purposes of these procedures;

•                  Any company whose securities were placed on the Restricted Securities list but have not been and, at the time in question, are not anticipated to be, purchased on behalf of a client may be deleted from the Restricted Securities list upon the instruction of the Chief Manager or any Managing Director to the Compliance Officer;

•                  Any company whose securities are included on the Restricted Securities list because they were purchased on behalf of a client may be removed from the Restricted Securities list thirty (30) calendar days after the date on which the last of all such securities held by any client has been sold, provided that the Chief Manager or any Managing Director has confirmed to the Compliance Officer that such company’s securities are not then under review or analysis for a future potential purchase on behalf of a client.

8.               Short Sale means the sale of securities that the seller does not own. A Short Sale is “against the box” to the extent that the seller contemporaneously owns or has the right to obtain securities identical to those sold short, at no added cost.

III.           APPLICABILITY OF CODE OF ETHICS

Personal Accounts of Covered Persons. This Code of Ethics applies to all Personal Accounts of all Covered Persons.

A Personal Account also includes an account maintained by or for:

•                  A Covered Person’s spouse and minor children;

•                  Any immediate family members who live in the Covered Person’s household;

•                  Any persons to whom the Covered Person provides primary financial support, and either (i) whose financial affairs the Covered Person controls, or (ii) for whom the Covered Person provides discretionary advisory services;

•                  Any trust or other arrangement which names the Covered Person as a beneficiary or remainderman unless such Covered Person has no material direct or indirect influence or control thereof (i.e. blind trust, discretionary account or trust managed by a third party); and

•                  Any partnership, corporation or other entity in which the Covered Person has a 25% or greater beneficial interest, or in which the Covered Person exercises effective control.

A comprehensive list of all Covered Persons and Personal Accounts will be maintained by the Compliance Officer.

IV.           RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

1.                         General. It is the responsibility of each Covered Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for Covered Persons may be effected only in accordance with the provisions of this Section.

2.                         Pre-clearance of Transactions in Personal Account. A Covered Person must obtain the prior written approval of the Compliance Officer before engaging in any Reportable Security transaction in his or her Personal Account. The Compliance Officer may approve the transaction if the Compliance Officer concludes that the transaction would comply with the provisions of this Code of Ethics and is not likely to have any adverse economic impact on clients. A request for pre-clearance must be made by completing the Pre-clearance Form and submitting it to the Compliance Officer in advance of the contemplated transaction. A Pre-clearance Form is attached as Attachment A. Generally, any security appearing on the Restricted Security list will not be approved for personal trading; provided that certain physical commodities and exchange traded funds may be approved for personal trading if the Compliance Officer concludes that the transaction would comply with the provisions of this Code of Ethics and is not likely to have any adverse economic impact on clients. Any approval given under this paragraph will remain in effect for 48 hours unless otherwise noted.

3.                         Prohibitions on Trading in Securities on the Restricted Securities List. A Covered Person shall not execute any personal securities transaction of any kind in any securities on the Restricted Securities list. The Compliance Officer shall administer a list of all Restricted Securities. Each portfolio manager and analyst shall immediately notify the Compliance Officer of the commencement of any research or consideration of a security or open a file on the “Courage Investments Research” network drive in such company’s/issuer’s name. The Compliance Officer or his or her designee shall ensure that securities under consideration for clients, as well as any securities owned by clients are promptly added to the Restricted Securities list.

4.                         Short Sales. A Covered Person shall not engage in any short sale of a security on the Restricted Security list. However, short sales of securities that are not on the Restricted Securities list “against the box” are permitted.

5.                         Initial Public Offerings. A Covered Person shall not acquire any direct or indirect beneficial ownership in any securities in any initial public offering unless the Compliance Officer has given express prior written approval. The Compliance Officer shall retain any such express prior written approvals as a component of the Adviser’s books and records.

6.                         Private Placements and Investment Opportunities of Limited Availability. A Covered Person shall not acquire any beneficial ownership in any securities in any private placement of securities or investment opportunity of limited availability unless the Compliance Officer has given express prior written approval. The Compliance Officer, in determining whether approval should be given, will take into account, among other factors, whether the investment opportunity should be reserved for clients and whether the opportunity is being offered to the Covered Person by virtue of his or her position with the Adviser. The Compliance Officer shall retain any such express prior written approvals as a component of the Adviser’s books and records.

7.                         Service on Boards of Directors; Other Business Activities. A Covered Person shall not serve as a director (or similar position) on the board or a member of a creditors committee of any company unless the Covered Person has received written approval from the Compliance Officer. Authorization will be based upon a determination that the board service would not be inconsistent with the interest of any client account. At the time a Covered Person submits the initial holdings report in accordance with this Code of Ethics, the Covered Person will submit to the Compliance Officer a description of any business activities in which the Covered Person has a significant role. Annual information on other business activities shall be reported on the form set forth in Attachment D.

8.                         Excessive Trading. The Adviser believes that excessive personal trading by its Covered Persons can raise compliance and conflicts issues. Accordingly, no Covered Person may engage in more than ten (10) personal securities transactions during any 30 day period. In the event a Covered Person proposes to engage in more than ten (10) personal securities transactions during any thirty (30) day period, the Covered Person must provide a written explanation of such activity to the Compliance Officer who shall make a determination as to whether to approve such trades and, if approved, whether any trading limitations shall be placed on the Covered Persons activity during the next 30 day period. Any trading limitations placed upon a Covered Persons activities shall be documented in writing by the Compliance Officer and retained as a component of the Adviser’s books and records.

9.                         Gifts. Covered Persons are prohibited from accepting any gift from any person or company that does business with the Adviser or a private investment vehicle managed by the Adviser that (a) does not fall within normal industry practices or (b) is excessive in value (not greater than $100). Unsolicited business entertainment, including meals or tickets to cultural and sporting events are permitted if they are not so frequent or of such high value as to raise a question of impropriety. The Compliance Officer should be contacted if there are any questions regarding appropriate gifts.

10.                   Management of Non-Adviser Accounts. Covered Persons are prohibited from managing accounts for third parties who are not clients of the Adviser or serving as a trustee for third parties unless the Compliance Officer approves the arrangement in advance and finds that the arrangement would not harm any client. The Compliance Officer may require the Covered Person to report transactions for such account and may impose such conditions or restrictions as are warranted under the circumstances.

V.            EXCEPTIONS FROM PRE-CLEARANCE PROVISIONS

In recognition of the de minimis or involuntary nature of certain transactions, this section sets forth exceptions from the pre-clearance requirements. The restrictions and reporting obligations of the Code of Ethics will continue to apply to any transaction exempted from pre-clearance pursuant to this Section. Accordingly, the following transactions will be exempt from the pre-clearance requirements of Section IV(2):

1.               Purchases or sales of securities with respect to which a Covered Person has (or by reason of such transaction would have) no beneficial ownership;

2.               Purchases or sales that are non-volitional on the part of the Covered Person such as purchases that are made pursuant to a merger, tender offer or exercise of rights;

3.               Purchases or sales pursuant to an Automatic Investment Plan;

4.               Transactions in securities that are not Reportable Securities;

5.               Transactions effected in, and the holdings of, any account over which the Covered Person has no direct or indirect influence or control (i.e., blind trust, discretionary account or trust managed by a third party); and

6.               Liquidating sales effected, during the initial thirty (30) days of employment, in any account over which a newly hired Covered Person has beneficial ownership or material direct or indirect influence or control.

VI.           REPORTING

1.               Copies of Broker’s Confirmations and Account Statements to Adviser. All Access Persons are required to deliver copies of statements of brokers or custodians or any persons managing the Access Person’s account in which any Reportable Securities are or may be held to the Compliance Officer within 30 days following the end of each calendar quarter. If delivery of copies of any statement is delayed through no fault of the Access Person the Access Person will notify the Compliance Officer of the delay and deliver the statement promptly after it is received. The transactions reported on such statements will be reviewed and compared against client transactions. Each Access Person must notify the Compliance Officer promptly if the Access Person opens any new account in which any securities are held with a broker or custodian or moves such an existing account to a different broker or custodian.

All Access Persons must submit to the Compliance Officer a report of their Reportable Securities transactions not included on the brokerage or custodian statements provided above no later than 30 days after the end of each calendar quarter. The report must set forth each transaction in a Reportable Security in which the Access Person had any beneficial interest during the period covered by the report. A form of quarterly report is set forth as Attachment B.

2.               Initial Disclosure of Securities Holdings and Business Activities. All Access Persons shall, within 10 days of commencement of employment with the Adviser, submit copies of the most current account statement of brokers or custodians (current as of a date no more than 45 days prior to the date the person becomes a Access Person of the Adviser) detailing all securities holdings of the Access Person. In the alternative, the Access Person must submit an initial statement to the Compliance Officer listing all of the (i) securities in which the Access Person has any beneficial ownership, (including title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the Access Person has any beneficial ownership), and the name of the broker, dealer or bank in which the securities are held; (ii) business activities in which the Access Person has a significant role, including any service on the board of directors of a company and (iii) the names of any brokerage firms or banks where the Access Person maintains an account in which securities are held. The initial statement must be submitted no later than 10 days after the date that the person becomes a Access Person, must be dated the day the Access Person submits it, and must contain information that is current as of a date no more than 45 days prior to the date the person becomes a Access Person of the Adviser.

3.               Annual Disclosure of Securities Holdings and Business Activities. Access Persons shall annually submit to the Compliance Officer an updated statement, which must be current as of a date no more than 45 days prior to the date the report was submitted.

4.               Exceptions to Reporting Requirements. An Access Person need not submit any report with respect to securities held in accounts over which the Access Person has no direct or indirect influence or control (i.e., blind trust, discretionary account or trust managed by a third party) or transaction reports with respect to transactions effected pursuant to an automatic investment plan. In the event an Access Person wishes to claim an exemption pursuant to this paragraph, such Access Person shall annually provide a written representation to the effect that the Covered Person will not have any direct or indirect influence or control over such account.

5.               Covered Persons must report immediately any suspected violations to the Compliance Officer.

VII.                            RECORDKEEPING

The Compliance Officer shall keep in an easily accessible place for at least five (5) years copies of this Code of Ethics, all periodic statements and reports of Access Persons, copies of all pre-clearance forms, records of violations and actions taken as a result of violations, acknowledgments and other memoranda relating to the administration of this Code of Ethics.

All Broker’s Confirmations and periodic statements of Access Persons may be kept electronically in a computer database.

VIII.                        OVERSIGHT OF CODE OF ETHICS

1.               Acknowledgment. The Compliance Officer shall annually distribute a copy of the Code of Ethics to all Covered Persons. The Compliance Officer will also distribute promptly all amendments to the Code of Ethics. All Covered Persons are required annually to sign and acknowledge their receipt of this Code of Ethics by signing the form of acknowledgment attached as Attachment C or such other form as may be approved by the Compliance Officer.

2.               Review of Transactions. Each Covered Person’s transactions in his/her Personal Account will be reviewed on a regular basis and compared with transactions for the clients and against the list of Restricted Securities. Any Covered Person transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the management of the Adviser. The Chief Manager of the Adviser will review the Compliance Officer’s transactions and pre-clearance requests.

3.               Sanctions. Adviser’s management, with advice of legal counsel, at their discretion, shall consider reports made to them and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.

4.               Authority to Exempt Transactions. The Compliance Officer has the authority to exempt any Covered Person or any personal securities transaction of a Covered Person from any or all of the provisions of this Code of Ethics if the Compliance Officer determines that such exemption would not be against any interests of a client. The Compliance Officer shall prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

5.               ADV Disclosure. The Compliance Officer shall ensure that the Adviser’s Form ADV (i) describes the Code of Ethics on Schedule F of Part II and (ii) offers to provide a copy of the Code of Ethics to any client or prospective client upon request.

IX.           CONFIDENTIALITY

All reports of personal securities transactions and any other information filed pursuant to this Code of Ethics shall be treated as confidential to the extent permitted by law.